UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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BELLSOUTH CORPORATION

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FINAL FOR NEWSSOURCE FRIDAY, May 5, 2006
Boniface, Callaway head merger integration planning team
A team has been formed to begin planning for the post-merger integration of AT&T, BellSouth and Cingular. The team’s efforts, to the extent permitted under laws governing the pre-closing period, will be focused on developing plans to deliver post-merger efficiencies and also on the post-merger organizational structure, systems and operational design.
Barry Boniface, chief strategy and development officer for BellSouth, and James W. Callaway, senior executive vice president-business development for AT&T, are heading the integration planning efforts. In addition, Steve Gray, vice president-Converged Services at Cingular, will lead Cingular’s efforts in support of the pending merger. Gray will be working closely with Boniface and Callaway throughout the process.
Other team leaders from BellSouth include:
•	Debbie Storey, vice president-Broadband Transformation PMO, who will be responsible for the integration Program Management Office at BellSouth.

•	Rob Bentley, vice president-Sales Operations, Retail Markets, who will be responsible for representing BellSouth’s sales and marketing functions.

•	Gary Ludgood, vice president-Integrated Planning and Implementation, who will be responsible for representing BellSouth’s Network Planning, Information Technology and operations functions.

•	Patrick Moore, vice president-Network finance, who will be responsible for representing BellSouth’s corporate staff and directory functions.

•	Alan Silverstein, chief antitrust counsel, who will be overseeing the process for BellSouth from a legal and regulatory perspective.
In addition to these functional leadership activities, significant support and input also will be required from numerous other functional leaders throughout BellSouth.
The entire integration planning team will be working to ensure that:
•	The overriding vision and objectives of the merger are fulfilled.

•	Efficiencies and benefits of combining the assets and organizations of the three companies are realized.

•	At closing, plans and procedures are in place to begin to execute on these opportunities as soon as reasonably practicable.

•	The integration process stays within the parameters of what the law allows.
For more information on how the integration planning process will work, refer to e-Merger News, the Merger News web site and the MERGER Report publication during the coming weeks and months.
In addition to historical information, this document may contain forward-looking statements regarding the proposed merger with AT&T. Factors that could prevent or delay completion of the proposed merger with AT&T, could affect the future results of the merged company and could cause the merged company’s actual results to differ from those expressed in the forward-looking statements include: (i) our and AT&T’s ability to obtain governmental approvals of the proposed merger on the proposed terms and contemplated schedule; (ii) the failure of AT&T shareholders to approve the issuance of AT&T common shares in the merger or the failure of our shareholders to approve the merger; (iii) the risk that the businesses of AT&T and BellSouth will not be integrated successfully or as quickly as expected; (iv) the risk that the cost savings and any other synergies from the merger, including any savings and other synergies relating to the resulting sole ownership of Cingular Wireless LLC, may not be fully realized or may take longer to realize than expected; (v) disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and (vi) those factors contained in the preliminary proxy statement relating to the proposed merger filed with the SEC.
NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) on March 31, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site ( www.sec.gov ). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site ( www.att.com ) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com ) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants is included in the registration statement and joint proxy statement/prospectus contained therein, and other relevant documents filed with the SEC.
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